MANDATORILY EXCHANGEABLE SECURITIES TRUST

                                 CODE OF ETHICS



I.       Introduction.

         This Code of Ethics has been adopted by the Board of Trustees of the Mandatorily Exchangeable Trust (the "Trust"). Its purpose is to have the officers, trustees and employees of the Trust comply with their ethical and legal responsibilities with respect to certain securities transactions which, because of their relationship to the Trust, must comply with procedures adopted by the Trust.

         This Code of Ethics is adopted pursuant to the requirement of Rule 17j-1 under the Investment Company Act of 1940 (the "Act") as promulgated by the Securities and Exchange Commission ("SEC") that registered investment companies adopt a written Code of Ethics.

II.      Definitions.

         For the purpose of this Code of Ethics, the following definitions shall apply.

         A. "Access Person" means any trustee, officer, general partner, or Advisory Person of the Trust.

         B. "Advisory Person" means:

                  1. Any employee of the Trust or principal or employee or of any company in a control relationship to the Trust, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                  2. Any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

         C. "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

         D. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act but shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

         E. "Security held or to be acquired" by the Trust means any security as defined in this Code of Ethics which, within the most recent 15 days, (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or its investment advisor for purchase by the Trust.

III.     Standards of Conduct.

         A. It shall be a violation of this Code of Ethics for any Affiliated Person of the Trust, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Trust:

                  1. To employ any device, scheme or artifice to defraud the Trust;

                  2. To make to the Trust any untrue statement of a material fact omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

                  4. To engage in any manipulative practice with respect to the Trust.

         B. The Trust shall investigate any matter the facts of which suggest that the Standards of Conduct have been violated.

         C. All employees, officers and trustees of the Trust are encouraged to seek advice from counsel with respect to any action or transaction which may violate these Standards of Conduct and to refrain from any action or transaction which might lead to the appearance of a violation.

IV.      Reports of Securities Transactions.

         A. Except as otherwise provided herein, each Access Person of the Trust shall report to the Trust the information described in paragraph B with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the security. Generally, under SEC rules a person is regarded as having beneficial ownership of securities held in the name of:

                  1.       a husband, wife or minor child;

                  2.       a relative sharing the same house;

                  3.       anyone else if the person:

                           (a) obtains benefits substantially equivalent to
ownership of the securities; or

                           (b) can obtain ownership of the securities
immediately or at some future time.

         Any report required to be made pursuant to paragraph A may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

         B. Every report required to be made pursuant to paragraph A shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  1. The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                  2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  3.       The price at which the transaction was effected; and

                  4. The name of the broker, dealer or bank with or through whom the transaction was effected.

         C. Notwithstanding the provisions of paragraphs A and B, no person shall be required to make a report:

                  1. With respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; or

                  2. If such person is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Act and would be required to make such a report solely by reason of being a trustee of the Trust, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Trust, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the trustee, such security is or was purchased or sold by the Trust or such purchase or sale by the Trust is or was considered by the Trust or its investment advisor.

         D. The Trust shall identify all Access Persons who are under duty to make such reports and shall inform such persons of such duty.

         E. A letter requesting each broker who effects transactions for a reporting person to provide monthly account information in the form attached as Exhibit A may be filed with the Trust and the monthly reporting of such information by the broker shall satisfy such person's reporting requirements.

         F. The Managing Trustee of the Trust shall be responsible for reviewing the reports filed pursuant to this code of Ethics, reporting to the Trust's president any violation or apparent violation of this Code of Ethics and confirming with Access persons at least annually that reports required hereby have been filed.

V.       Records.

         The Managing Trustee of the Trust shall preserve in an easily accessible place:

         A. This Code of Ethics;

         B. A list of all persons who, within the preceding five years, were required to make reports pursuant to this Code of Ethics and Rule 17j-1;

         C. A copy of each report made pursuant to this Code of Ethics and Rule 17j-1 within the preceding five years; and

         D. A record of any violation of this Code of Ethics and any action taken thereon.

VI.      Code Violations.

         Any officer or trustee of the Trust who discovers a violation or apparent violation of this Code of Ethics by any other person shall bring the matter to the attention of the Managing Trustee of the Trust who shall then report the matter to the Board of Trustees. The Board shall determine whether a violation has occurred and, if it so finds, may impose such sanctions, if any, as it considers appropriate. Such sanctions may include suspension without pay, dismissal or any other sanction which the Board shall determine to be reasonable and proper.